As filed with the Securities and Exchange Commission on  December 3 , 2010

Registration No. 333-164848

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.  13  TO
FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONE BIO, CORP.

(Exact name of registrant as specified in its charter)

Florida	7380	59-3656663
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
Incorporation or Organization)	Classification Code Number)

19950 West Country Club Drive, Suite 100, Aventura, FL 33180
Tel. No: (305) 328-8662 Fax No: (305) 328-7952

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Marius Silvasan
Chief Executive Officer
ONE Bio, Corp.
19950 West Country Club Drive, Suite 100, Aventura, FL 33180
Tel. No: (305) 328-8662 Fax No: (305) 328-7952

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:

Jerold N. Siegan, Esq.	Mitchell Nussbaum, Esq.
Arnstein & Lehr, LLP	Loeb & Loeb LLP
120 S Riverside Plaza, 12th Floor	345 Park Avenue
Chicago, Illinois 60606	New York, NY 10154
Tel. No: (312) 876-7874 Fax No: (312) 876-6274	Tel. No: (212) 407-4000 Fax No: (212) 540-3013

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐ Accelerated Filer ☐ Non-Accelerated Filer ☐ Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common stock, $0.001 par value	$31,363,640	$2,237
Underwriter’s warrants	$100		(3)
Common Stock, $0.001 par value underlying the underwriter’s warrants(4)	1,704,548	122
TOTAL	$33,068,286	$2,358	(5)

(1) The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) Includes additional shares of our common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3) No fee due

(4) Together with such additional shares of common stock as may be issued pursuant to the anti-dilution provisions in the underwriter’s warrants

(5) Which amount has been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note

        The sole purposes of this amendment are to complete Item 13 of Part II, to amend the exhibit index and to file Exhibits 1.1, 4.1 and 10.83 to the registration statement and to delete the reference to Exhibit 4.2. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee are estimates.

SEC Registration Fees	$2,349

FINRA Fees	$3,125

Printing and Engraving Expenses	$25,000

Legal Fees and Expenses	$450,000

Accounting Fees and Expenses	$10,000

Miscellaneous	$9,526

Total	$500,000

* To be included in an amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Florida General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

The Certificate of Incorporation and By-Laws of the Registrant provide that the registrant shall indemnify any person to the full extent permitted by the Florida Business Corporation Act (the “FBCA”). Section 145 of the FBCA, relating to indemnification, is hereby incorporated herein by reference.

In accordance with Section 102(a)(7) of the FBCA, the Certificate of Incorporation of the registrant eliminates the personal liability of directors to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

In addition, the registrant currently maintains an officers’ and directors’ liability insurance policy which insures, Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following private placements of the Company’s securities were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or, Rule 506 of Regulation D promulgated under the Securities Act. The Company did not use underwriters in any of the following private placements.

(a)           On June 17, 2009, we entered into a Preferred stock Purchase Agreement with Green Planet, which agreement was modified effective as of June 17, 2009, when we and Green Planet amended and restated the Green Planet Preferred Stock Purchase Agreement (“Amended and Restated Green Planet Preferred Stock Agreement”). Pursuant to the Amended and Restated Green Planet Preferred Stock Agreement, (i) we acquired from Green Planet Five Thousand One Hundred One (5,101) shares of Green Planet Preferred Stock for a purchase price of $5 million, which was paid by ONE Bio through the issuance to Green Planet of 200,962 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock. Each share of the Green Planet Preferred Stock (a) provided us with the right to vote 1,000 votes on all matters submitted to a vote of the shareholders of Green Planet and (b) is convertible into 1,000 shares of Green Planet common stock. As a result of the Amended and Restated Green Planet Preferred Stock Agreement, our percentage equity ownership in Green Planet is approximately 83% (based on the current number of Green Planet shares outstanding and assuming the exercise of all outstanding warrants and the conversion of all outstanding shares of Green Planet Preferred Stock. On April 14, 2010, we entered into an agreement with Green Planet pursuant to which, among other things, (i) that certain Amended and Restated Green Planet Preferred Stock Purchase Agreement was cancelled, (ii) we returned to Green Planet the 5,101 shares of Green Planet preferred stock that were issued to us pursuant to the Amended and Restated Green Planet Preferred Stock Agreement, and (iii) Green Planet returned to us the 200,962 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock that we issued to Green Planet pursuant to the Amended and Restated Green Planet Preferred Stock Agreement.

(b)           On April 14, 2010, we entered into a Share Purchase Agreement with Min Zhao pursuant to which, among other things, we acquired 1,632,150 shares of stock of Green Planet owned by Mr. Zhao in consideration for our issuance to Mr. Zhao of 260,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010 and subject to adjustment based upon the financial performance of Green Planet) of our restricted stock. Mr. Zhao agreed to a lock-up and leak-out period as further defined in this agreement. In association with this transaction, Min Yan Zhen, a shareholder of Green Planet (who is not an affiliate of ONE Bio), transferred 1,216,184 shares of Green Planet common stock to us. As a consequence of these transactions, we now own 92.4% of the outstanding common stock of Green Planet.

(c)           On September 3, 2009, we acquired from the shareholders (“collectively referred to as “TFS Shareholders”) of Trade Finance Solutions (“TFS”) 3,990 shares representing 99.75% of the TFS Shareholders’ common stocks owned in TFS. For the TFS shares each TFS Shareholder is to receive shares of our common stock and cash payments as per the Share Purchase Agreement. The cash component of the purchase price will be calculated on an earn-out basis based on TFS’ monthly EBIT (earnings before interest and taxes) beginning with the measuring period as defined in the Share Purchase Agreement with a not to exceed purchase price of $6,000,000.00. In addition to the cash portion of the purchase price, the TFS Shareholders will receive 5 shares of our common stock (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) (and as may be adjusted for forward or reverse splits following the closing) for every $25.00 in EBIT achieved during the measuring period (“Stock Compensation”) subject to a maximum Stock Compensation of 240,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock. The TFS Shareholders are subject to a lockup and leak out period as further defined in the Share Purchase Agreement. Upon the purchase of the TFS Common Shares from the TFS Shareholders, we became the 99.75% stockholder of TFS.

(d)           On September 27, 2009, we executed and consummated (“Closing”) a Share Exchange Agreement (the “UGTI Agreement”) by and among (i) our 100% owned subsidiary United Green Technology Inc., a Nevada corporation, (“UGTI”), (ii) Supreme Discovery Group Limited, British Virgin Islands Company (“Supreme Discovery”) and (iv) the shareholders who owned 100% of Supreme Discovery’s common stock (the “Supreme Shareholders”). Supreme Discovery is the parent company of Fujian United Bamboo Technology Company Ltd., a wholly foreign-owned enterprise (“WFOE”) organized under the laws of the PRC. The shareholders of Supreme Discovery are Tang Jinrong, Li Li Fang and Tang Shuiyou, who are also the owners of JLF. Pursuant to the Agreement, at the Closing, the Supreme Shareholders sold, transferred and assigned 100% of the outstanding common stock of Supreme Discovery to UGTI in exchange for (i) cash, (ii) 688,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock, and (iii) 20% of the issued and outstanding shares of common stock of UGTI. As part of this transaction the Supreme Shareholders deposited into an Escrow thirty-five percent (35%) of our shares issued to them and in the event UGTI’s EBITDA for fiscal year 2010 is less than UGTI’s EBITDA for fiscal 2009, the number of shares of our stock issued to Supreme Shareholders shall be proportionately reduced as provided for in the Agreement. Supreme Shareholders are also subject to a lockup and leak out period and have one piggy-back registration right as further defined in the Agreement.

Also as part of the Transaction, we entered into a Preferred Share Purchase Agreement with UGTI pursuant to which we acquired 5,000 shares of UGTI Preferred Stock in consideration for our issuance to UGTI of 1,000,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock. Each share of UGTI Preferred Stock provides to us the right to vote 1,000 votes on all matters submitted to the vote of the UGTI shareholders and is convertible into 1,000 shares of UGTI common Stock. As part of this UGTI transaction, UGTI deposited into an Escrow thirty-five percent (35%) of our shares issued to UGTI and in the event UGTI’s EBITDA for fiscal year 2010 is less than UGTI’s EBITDA for fiscal 2009, the number of shares of our stock issued to UGTI shall be proportionately reduced as provided for in the UGTI Preferred Stock Purchase Agreement (the “UGTI Preferred Stock Purchase Agreement”). UGTI is also subject to a lockup and leak out period and has one piggy-back registration right as further defined in the UGTI Preferred Stock Purchase Agreement.

As a result of the UGTI transactions, we became the majority stockholder of UGTI and based upon the number of shares outstanding and assuming conversion or the UGTI preferred stock into common stock, we would own approximately 83.3% of UGTI’s shares. On November 3, 2009, we entered into a share purchase agreement with UGTI (the “UGTI Share Purchase Agreement”), which cancelled the Supreme Agreement we consummated on September 27, 2009. Pursuant to the UGTI Share Purchase Agreement we agreed to purchase from UGTI and UGTI agreed to sell to us 10,000 shares of UGTI common stock in consideration for a cash payment of $1,200,000 which is payable $180,000 on May 10, 2010, and $1,020,000 on November 10, 2010. As a result of the foregoing UGTI transactions, we are the 98% stockholder of UGTI and UGTI became the umbrella entity of our OP business unit. The remaining 2% of UGTI common stock is owned by Mr. Tang, Ms. Fang, Li Gou Li, and Gong Xian Mu.

(e)           On January 8, 2010, we entered into a Securities Purchase and Registration Rights Agreement (the “Purchase Agreement”) with UTA Capital and other several institutional and accredited investors (the “Investors”) pursuant to which we issued to these Investors and these Investors purchased from us $3,000,000 in aggregate principal amount of our 8% convertible debentures (the “Original Notes”) due October 11, 2010 (the “Original Maturity Date”). The Original Notes provided for interest at a rate of 8% per annum, mature nine (9) months from the Initial Closing and provided the Investors with certain registration rights. The principal amount of and all accrued interest under the Original Notes were convertible, at the option of the Investors, at any time or from time to time, in whole or in part, into shares of our Common Stock (“Conversion Shares”) at the then effective Conversion Price. The initial Conversion Price was the lesser of (a) $30.385 per share (adjusted for the 1 for 5 reverse stock split effected August 30, 2010), or (b) 65% of the price per share offered by us in any publicly offered Common Stock or other equity-linked financing by us that is closed within nine months of the Initial Closing (each, a “New Financing”). Pursuant to the SPA, we also issued to the Investors five (5) year warrants (“Original Warrants”) to purchase an aggregate of 98,733 shares of our common stock at an exercise price of $30.385 per share (adjusted for the 1 for 5 reverse stock split effected August 30, 2010). See Item 15(g) for a description of the modified the terms of the financing transaction referenced in this Item 15(e).

(f)           On April 20, 2010, we entered into an agreement with Abacus Global Investments, Corp. (“Abacus”) and Belmont Partners LLC, pursuant to which the parties agreed that an aggregate of 81,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock was to be issued in satisfaction of the equity portion to Belmont under that certain June 4, 2009 agreement among the parties.

(g)           On August 12, 2010, we entered into a Loan Extension and Modification Agreement (the “Modification Agreement”) with an effective date of June 30, 2010, with the Investors referenced in Item 15(e) above, which modified the terms of the financing transaction referenced in Item 15(e) above as follows: (i) the Original Notes issued by us to said Investors were replaced by Amended and Restated Notes which bear interest at the rate of 8% per annum; (ii) the original maturity date of the Original Notes of October 11, 2010, was extended in the Amended and Restated Notes to December 10, 2010, with an option to further extend the original maturity date to January, 10, 2011 (the “Amended Maturity Date”); (iii) any and all of the Investors’ conversion rights (the “Conversion Rights”) set forth in the Original Notes to convert the Original Notes into shares of the Company’s common stock were terminated and not continued in the Amended and Restated Notes; (iv) in lieu of and in partial consideration for termination of the Investors’ conversion rights in the Original Notes, we agreed that in the event we issue any shares of our common stock pursuant to the exercise of an over-allotment option granted to the underwriters in connection with a New Financing (defined in the Amended and Restated Notes as any public offering of Common Stock or other publicly-offered equity or convertible debt financing by us that is closed on or prior to the Amended Maturity Date), any proceeds received by us in connection with such issuance shall first be paid to said investors up to a maximum amount of six hundred seventy five thousand dollars ($675,000); (v) all Original Warrants issued in connection with the Purchase Agreement are deemed cancelled and are of no further force and effect; (vi) that upon the closing of a New Financing on or prior to the Amended Maturity Date, but not at any date or time prior thereto, we agreed to issue to each Investor new warrants (“New Warrants”). The foregoing notwithstanding, if a New Financing is not consummated on or prior to the Amended Maturity Date of the Investor’s Amended and Restated Note, the New Warrants will not be issued; and (vii) in exchange for the cancellation of the Original Warrants, in the event that we do not close a New Financing prior to the last Amended Maturity Date, and as a consequence thereof we do not issue New Warrants to the Investors, we have agreed to pay to the Investors the following: (1) $300,000 immediately upon the expiration of the six-month anniversary of the latest Amended Maturity Date, and (2) an additional $300,000 immediately upon the expiration of the one-year anniversary of the latest Amended Maturity Date ((1) and (2), collectively, the “Cancellation Premium”).

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the “Exhibit Index” set forth elsewhere herein.

(b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the “Index to Consolidated Financial Statements” set forth elsewhere herein

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this Form S-1 to be signed on its behalf by the undersigned on  December 3 , 2010.

ONE BIO, CORP.

By:	/s/ Marius Silvasan
Name: Marius Silvasan
Title: Chief Executive Officer and President

 Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment #1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Weingarten	Chairman of the Board and Director	December 3 , 2010
Michael Weingarten

/s/ Marius Silvasan	Chief Executive Officer (Principal executive Officer) and Director	December 3 , 2010
Marius Silvasan

/s/ Cris Neely	Chief Financial Officer (Principal Accounting Officer) and Director	December 3 , 2010
Cris Neely

/s/ Min Zhao	Director	December 3 , 2010
Min Zhao

/s/ Qingsheng Fan	Director	December 3 , 2010
Qingsheng Fan

/s/ James Fernandes	Director	December 3 , 2010
James Fernandes

/s/ Frank Klees	Director	December 3 , 2010
Frank Klees

/s/ Jan E. Koe	Director	December 3 , 2010
Jan E. Koe

/s/ John Perkins	Director	December 3 , 2010
John Perkins

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
1.1 +	Form of Underwriting Agreement between the Company and Rodman & Renshaw
3.1	Certificate of Incorporation, as filed with the Florida Secretary of State on June 30, 2000 (1)
3.2	By-Laws (1)
3.3*	Amendments to Articles of Incorporation (10)
3.4	Certificate of Designations, Preferences, Rights and Limitations of Series A Preferred Stock as files with the Florida Secretary of state on October 26, 2009 (2)
4.1 +	Form of underwriter warrant
5.1 *	Opinion of Legal Counsel
10.1*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Min Zhao (4)
10.2*	Escrow Agreement entered into on June 17, 2009, by and between Registrant and Min Zhao (4)
10.3*	Share Purchase Agreement entered into June 17, 2009, by and between Registrant and Green Planet Bioengineering, Co., Ltd., Inc. (4)
10.4*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Green Planet BioEngineering, Co., Ltd. (4)
10.5*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Shanyan Ou (4)
10.6*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Shanyan Ou (4)
10.7*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Thomas See Chung Chan (4)
10.8*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Thomas See Chung Chan (4)
10.9*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and William Crawford (4)
10.10*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and William Crawford (4)
10.11*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Marius Silvasan (4)
10.12*	Escrow Agreement entered into ass of June 17, 2009, by and between Registrant and Marius Silvasan (4)
10.13*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Jeanne Chan (4)
10.13*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Jeanne Chan (4)
10.14*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Michael Karpheden (4)
10.15*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Michael Karpheden (4)
10.16*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Abacus Investments, Corp. (4)
10.17*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Abacus Investments Corp. (4)
10.18*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Prestige Ventures, Corp. (4)
10.19*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Prestige Ventures, Corp. (4)
10.20*	Share Purchase Agreement entered into as of August 26, 2009, by and between Registrant and Trade Finance Solutions Inc. and the shareholders of Trade Finance Solutions Inc. (5)
10.21*
Management Entrustment Agreement entered into as of September 27, 2009 in Jianou City, Fujian Province, P.R.C., by and between Jianou Lujian Foodstuff Co., Ltd. Fujian United Bamboo Technology Co., Ltd. (6)

10.22*
Shareholder’s Voting Proxy Agreement entered into as of September 27, 2009 in Jianou City, Fujian Province, P.R.C. between Fujian United Bamboo Technology Co., Tang Jinrong, Li Li Fang and Tang Shuiyou (6)

10.23*
Exclusive Option Agreement entered into as of September 27, 2009 in Jianou City, Fujian Province, P.R.C. between Fujian United Bamboo Technology Co., Ltd. and Tang Jinrong, Li Li Fang, Tang Shuiyou, and Jianou Lujian Foodstuff Co., Ltd. (6)

10.24*	Letter of Commitment dated September 27, 2009 to Fujian United Bamboo Technology Co., Ltd. from Tang Jinrong, Li Li Fang and Tang Shuiyou (6)
10.25*
Trademark Application Right Assignment Agreement entered into on September 27, 2009 in Jianou City, Fujian Province, China, by and between Jianou Lujian Foodstuff Co., Ltd. (Assignor) and Fujian United Bamboo Technology Co., Ltd. (Assignee) (6)

10.26*	Lease dated as of September 27, 2009 by and between Jianou Lujian Foodstuff Co., Ltd. and Fujian United Bamboo Technology Co., Ltd. (6)
10.27*	Share Exchange Agreement, dated as of September 27, 2009 by and among Registrant, United Green Technology Inc., Supreme Discovery Group Limited and all of the Shareholders of BVI (6)
10.28*	Preferred Share Exchange Agreement entered into as of this September 27, 2009, by and between Registrant and United Green Technology Inc., a Nevada corporation (6)
10.29*	Share Purchase Agreement entered into as of November 4, 2009, by and between Registrant and United Green Technology Inc. (7)

EXHIBIT NUMBER	DESCRIPTION
10.30*	Preferred Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Green Planet Bioengineering, Co., Ltd., Inc. (7)
10.31*
Securities Purchase and Registration agreement entered into as of January 8, 2010, by and between Registrant, and each of the purchasers listed or to be listed on Schedule 1 attached to this Agreement (8)

10.32*	Registrant’s 8% Convertible Promissory Note in the amount of $150,000 dated January 8, 2010 (8)
10.33*	Registrant’s 8% Convertible Promissory Note in the amount of $150,000 dated January 8, 2010 (8)
10.34*	Registrant’s Common Stock Purchase Warrant No. 1 to purchase 24,683 warrant shares dated January 8, 2010 (8)
10.35*	Registrant’s Common Stock Purchase Warrant No. 3 to purchase 24,683 warrant shares dated January 8, 2010 (8)
10.36*	Michael S. Weingarten Executive Employment Agreement
10.37*	Marius Silvasan Executive Employment Agreement
10.38*	Jeanne Chan Executive Employment Agreement
10.39*	Cris Neely Executive Employment Agreement
10.40*	Min Zhao Executive Employment Agreement
10.41*	Jinrong Tang Executive Employment Agreement
10.42*	Independent Director Agreement, Qingsheng Fan
10.43*	Independent Director Agreement, James Fernandes
10.44*	Independent Director Agreement, Frank Klees
10.45*	Independent Director Agreement, Jan E. Koe
10.46*	Independent Director Agreement, John Perkins
10.47*	ONE Bio, Corp. 2009 Omnibus Securities and Incentive Plan
10.48*	Audit Committee Charter
10.49*	Compensation Committee Charter
10.50*	Nominating and Corporate Governance Committee Charter
10.51*	Entrusted Management Agreement dated July 25, 2008, among Fujian Green Planet Bioengineering Co., Ltd., Sanming Hujian Bio-Engineering Co., Ltd. (“Sanming”) and the Sanming shareholders
10.52*	Shareholders’ Voting Proxy Agreement dated July 25, 2008, among Fujian Green Planet Bioengineering Co., Ltd. and the Sanming shareholders
10.53*	Exclusive Purchase Option Agreement dated July 25, 2008, among Fujian Green Planet Bioengineering Co., Ltd. and the Sanming shareholders
10.54*	Share Pledge Agreement dated July 25, 2008, among Fujian Green Planet Bioengineering Co., Ltd. and the Sanming shareholders
10.55*	Land Lease Contract between Jianou Lujian Foodstuff Co., Ltd. (Lessee) and Jian’ou Ouning District Administrative Office (Lessor) regarding land located in Beijinkeng of Shuixi Village
10.56*	Sales Contract (raw materials) between Wuhan Yangpu Chemicals Co., Ltd. (supplier) and Sanming Huajian Bioengineering Co., Ltd. (buyer) regarding Grade-A petroleum ether.
10.57*	Sales Contract (raw materials) between Fuzhou Xianglong Food Addictives Co., Ltd. (supplier) and Sanming Huajian Bioengineering Co., Ltd. (buyer) regarding angel yeast, brown sugar and starch.
10.58*	Sales Contract (raw materials) between Fujian Dongshi Petrochemical Co., Ltd. (supplier) and Sanming Huajian Bioengineering Co., Ltd. (buyer) regarding #6 organic solvents and ethyl acetate.
10.59*	Share Pledge Agreement dated September 27, 2009 between Fujian United Bamboo Technology Co., Ltd. and the shareholders of Jianou Lujian Foodstuff Co., Ltd.
10.60*	Research and Development Contract dated July 28, 2005, between Fudan University and Sanming
10.61*	Land Lease Contract effective July 1, 2009, between the Sanyuan Forestry Bureau of Sanming City and Sanming
10.62*	Land Lease Contract effective July 1, 2009, between the Sanyuan Forestry Bureau of Sanming City and Sanming
10.63*
Common Stock Purchase Agreement dated June 4, 2009, among, Abacus Global Investments, Corp., Belmont Partners LLC and Contracted Services, Inc. (including all exhibits and schedules thereto and related agreements as follows: Exhibit 1 – Agreement to Prevent Resale and Dilution and Irrevocable Proxy Coupled with an Interest; Exhibit 2 – Unanimous written Consent of the Board of Directors in Lieu of A Special Meeting of Contracted Services, Inc.; Exhibit 3 – Irrevocable transfer Agent Instructions; Exhibit 4 – Written (majority) Shareholders Consent in Lieu of a Special Meeting of Shareholders of Contracted Services, Inc.; Exhibit 5 – Unanimous written Consent of the Board of Directors and Majority Shareholders in Lieu of a Special Meeting of Contracted Services, Inc.; Exhibit 8 – Affidavit of Source of Funds; Exhibit A – Proforma Consolidated balance Sheet as of December 31, 2008 of certain prospective target acquisition candidates; Exhibit B and Schedule A – Executive Summary and description of 4 prospective target acquisition candidates; Promissory Note dated June 2, 2009 from Contracted Services, Inc. to Belmont Partners LLC in the principal amount of $235,000; Escrow Agreement dated June 4, 2009, between Abacus Global Investments, Corp., Belmont Partners LLC and Escrow LLC; Security Agreement dated as of June 2, 2009, between Contracted Services, Inc. and Belmont Partners LLC)

EXHIBIT NUMBER	DESCRIPTION
10.64*	Addendum Agreement of Research and Development Contract dated May 8, 2010 between Sanming and Fudan University
10.65*	Secured Line of Credit Promissory Note dated February 2, 2010, between the Registrant, Mr. Weingarten and ONE-V Group, LLC.
10.66*	Land Lease Agreement effective January 1, 2007 between JLF and Lingkou Village
10.67*	Land Lease Agreement effective January 1, 2007 between JLF and Jixi Village
10.68*	HACCP Certificates issued by China Quality Certification Centre dated October 20, 2005
10.69*	Share Purchase Agreement dated as of April 10, 2010, by and between Registrant and Min Zhao (9)
10.70*	Agreement dated as of April 10, 2010, between Registrant and Green Planet Bioengineering Co., Ltd (9)
10.71*	Option Agreement dated as of April 10, 2010, between Registrant and Green Planet Bioengineering Co., Ltd (9)
10.72*	Loan Extension and Modification Agreement dated August 12, 2010, between ONE Bio, Corp. and UTA Capital LLC, Gal Dymant, Alan Fournier and Frontier PTY Ltd. (11)
10.73*	$200,000 Amended and Restated Promissory Note between ONE Bio, Corp. and Gal Dymant (11)
10.74*	$150,000 Amended and Restated Promissory Note between ONE Bio, Corp. and Gal Dymant (11)
10.75*	$550,000 Amended and Restated Promissory Note between ONE Bio, Corp. and Alan Fournier (11)
10.76*	$100,000 Amended and Restated Promissory Note between ONE Bio, Corp. and Frontier PTY Ltd. (11)
10.77*	$1,850,000 Amended and Restated Promissory Note between ONE Bio, Corp. and UTA Capital LLC (11)
10.78*	$150,000 Amended and Restated Promissory Note between ONE Bio, Corp. and UTA Capital LLC (11)
10.79 *	Amendment to Executive Employment Agreement with Michael S. Weingarten
10.80 *	Amendment to Executive Employment Agreement with Marius Silvasan
10.81 *	Amendment to Executive Employment Agreement with Jeanne Chan
10.82 * 10.83+	Amendment to Executive Employment Agreement with Cris Neely Form of Lock-up Agreement
14	Code of Business Conduct and Ethics (1)
21*	List of Subsidiaries
23.1*	Consent of Jewett, Schwartz, Wolfe & Associates, Registrant’s independent auditors
24.1*	Power of Attorney
99.1*	JAS Foreign farm products producer organic certification
99.2*	JAS Foreign Processed Foods Production Process Manager Organic Certification
99.3*	Kosher Certificates issued by KOF-K dated February, 2, 2010
99.4*	Proofs of front and back inside cover for prospectus
99.5*	Financial information of Trade Finance Solutions
99.6*	Financial information of Jianou Lujian Foodstuff Co., Ltd.
99.7*	Legal opinion Of Beijing Deheng Law Offices dated February 8, 2010.
99.8*	Legal opinion Of Beijing Deheng Law Offices dated October 14, 2008.
99.9*	Consent of Beijing Deheng Law Offices dated October 15, 2010 regarding legal dated February 8, 2010
99.10*	Consent of Beijing Deheng Law Offices dated October 15, 2010 regarding legal dated October 14, 2008
99.11*	Legal opinion of Global Law Office (including consent) dated October 19, 2010

* Previously filed
+ Filed herewith.
++ To be filed with Amendment

(1)	Incorporated by reference to Registrant’s original filing on Form SB-2 as filed with the SEC on August 15, 2006
(2)	Incorporated by reference to Registrant’s Definitive Schedule 14C information Statement as filed with the SEC on October 15, 2009
(3)	To be filed by amendment
(4)	Incorporated by reference to Registrant ‘s Current Report on Form 8-K as filed with the SEC on July 27, 2009
(5)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC September 9, 2009
(6)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC September 30, 2009
(7)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC on December 21, 2009
(8)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC on January 19, 2010
(9)	Incorporated by reference to Registrant’s Registration Statement on Form SB-2 as filed with the SEC on August 15, 2006, Registrant’s Current Report on Form 8-K as filed with the SEC on April 19, 2010 and Registrant’s Amended Current Report Form 8-K/A filed with the SEC on July 29, 2010
(10)	Incorporated by reference to Registrant’s Amended Current Report on Form 8-K/A filed with the SEC on July 29, 2010
(11)	Incorporated by reference to Registrant’s Amended Current Report on Form 8-K filed with the SEC on August 18, 2010